Exhibit 99

 RELEASE: IMMEDIATE

         TDS AGREES TO TRANSFER CELLULAR MINORITY POPS TO U.S. CELLULAR

June 21, 1996, Chicago, Illinois - Telephone and Data Systems, Inc. [AMEX:TDS] and United States Cellular Corporation [AMEX: USM] announced today that TDS has agreed to transfer interests in cellular systems representing approximately 614,000 population equivalents ("pops") to USM in exchange for approximately $110.2 million in cash. The cellular interests to be transferred include 218,600 pops in the Tucson, Arizona Metropolitan Statistical Area ("MSA") and 91,200 pops in four other MSAs.

In January, TDS announced a proposal to transfer to USM interests in various cellular systems. The proposal was referred to a special committee of USM's Board of Directors, which retained Lazard Freres & Co. LLC and special counsel to review the proposal and assist in negotiations. Over the past five months, the special committee and its advisors negotiated the terms of a cellular interest transfer agreement with TDS representatives. The agreement was approved by the special committee and the full Board of Directors of USM.

The TDS Board of Directors, which retained Duff & Phelps Capital Markets Co., to advise it in connection with its proposal and the agreement, has also approved the agreement.

TDS is a Chicago-based telecommunications company with established cellular telephone, local telephone and radio paging operations and developing personal communications services operations. TDS strives to build value for its shareholders by providing excellent communications services in attractive, closely related segments of the telecommunications industry.

USM, an over 80%-owned subsidiary of TDS, manages and invests in cellular systems throughout the United States. Including the reported transaction, USM will own or have the right to acquire interests in 208 cellular markets representing over 24.8 million population equivalents and will manage or have the right to manage 139 markets.

Contacts: TDS--Karen M. Stewart                        USM--Kenneth R. Meyers
          Vice President - Investor Relations          Vice President - Finance
          (608) 828-8316                               (312) 399-8900
          e-mail: karen.stewart@teldta.com
          TDS Internet Home Page:http//www.teldta.com


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